EXHIBIT 99.1
DATE: March 30, 2006
FROM:
DURA Automotive Systems, Inc.
2791 Research Drive
Rochester Hills, Michigan 48309
Keith R. Marchiando (248) 299-7500
FOR IMMEDIATE RELEASE
DURA AUTOMOTIVE ANNOUNCES COMPLETION OF $75 MILLION UPSIZE TO
ITS EXISTING SENIOR SECURED SECOND LIEN TERM LOAN
     ROCHESTER HILLS, Mich., March 30— DURA Automotive Systems, Inc. (Nasdaq: DRRA), today announced it completed a $75 million upsize to its senior secured second lien term loan due May 2011. In connection with the deal, DURA successfully amended both its existing $150 million senior secured second lien term loan and its $175 million asset-based revolving credit facility. Due to strong market demand, pricing on the new $75 million upsize will remain the same as the existing $150 million. The proceeds from this new loan further enhances DURA’s liquidity position and will be used for general corporate purposes.
About DURA Automotive Systems, Inc.
     DURA Automotive Systems, Inc., is a leading independent designer and manufacturer of driver control systems, seating control systems, glass systems, engineered assemblies, structural door modules and exterior trim systems for the global automotive industry. The company is also a leading supplier of similar products to the recreation vehicle (RV) and specialty vehicle industries. DURA sells its automotive products to every North American, Japanese and European original equipment manufacturer (OEM) and many leading Tier 1 automotive suppliers. DURA is headquartered in Rochester Hills, Mich. Information about DURA and its products is available on the Internet at www.duraauto.com.